Exhibit 99.1

NEWS RELEASE

Comdisco Announces Sale of Participation Interest in Certain Lease Payments

Rosemont, IL—January 7, 2004: Comdisco Holding Company, Inc. (OTC:CDCO) announced the sale to Marathon Structured Finance Fund, Ltd. of Comdisco’s participation interest in certain Agere Systems, Inc. lease payments. The aggregate purchase price was approximately $18 million. Approximately $15 million was received in cash and the remaining $3 million was placed in escrow pending the resolution of post-closing adjustments, if any, to be made over the next year.

The participation interest was included in Comdisco’s September 30, 2003 balance sheet in receivables at the present value of the minimum payments, or approximately $24 million, and, in a like amount, in deferred income. Prior to the transaction announced today, and since September 30, 2003, Comdisco received approximately $9 million in payments with respect to the participation interest. All proceeds related to the participation interest will be reflected in Comdisco’s earnings when received.

About Comdisco
Comdisco emerged from chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to Comdisco’s plan of reorganization and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company will cease operations and no further distributions will be made.

Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases “expect,” “estimate,” and “anticipate” and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company’s SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended September 30, 2003. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts: Comdisco: Mary Moster 847-518-5147 mcmoster@comdisco.com